Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of WidePoint Corporation and subsidiaries on this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (File No. 333-121858) and Prospectus of WidePoint Corporation of our report dated March 27, 2006, with respect to our audit of the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, included in WidePoint Corporation’s Annual Report on Form 10-K for the year then ended, which is incorporated by reference into the Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ EPSTEIN, WEBER & CONOVER P.L.C.

Scottsdale, Arizona
September 29, 2006